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                                                                     EXHIBIT 8.1



        [Letterhead of Mitchell, Williams, Selig, Gates & Woodyard, PLLC]



                                 March 25, 2002


First Land and Investment Co.
Post Office Box 111
Magnolia, Arkansas 71753


                          RE: Transaction of First Land and Investment Co. transferring substantially all of its assets to BancorpSouth, Inc.

Ladies and Gentlemen:

         We have acted as counsel to First Land and Investment Co., an Arkansas corporation ("First Land") in connection with the proposed transaction (the "Transaction") in which First Land will transfer substantially all of its assets to BancorpSouth, Inc., a Mississippi corporation ("BancorpSouth") in exchange for BancorpSouth common stock, followed by the dissolution and liquidation of First Land. The Transaction will be effected as a reorganization under Section 368(a)(1)(C) of the Internal Revenue Code of 1986, as amended, pursuant to the Agreement and Plan of Reorganization between First Land and BancorpSouth dated as of December 26, 2001, as amended (the "Agreement"). Capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Agreement.

         In rendering our opinion, we have examined (i) the Agreement, (ii) the Post-Effective Amendment No. 7 to Form S-4, Registration Statement under the Securities Act of 1933 (the "Registration Statement") and the Prospectus Supplement/Proxy Statement included therein relating to the Transaction that was filed with the Securities and Exchange Commission, and (iii) the Officer Certificate of First Land (which we have neither independently investigated nor verified) dated March 25, 2002 by First Land (the "Certificate"), and have assumed that such Certificate is complete and accurate on the date given and will be complete and accurate as of the Effective Time. In addition, we have examined such other documents and matters as we have deemed necessary or appropriate for the purpose of rendering this opinion.

         In rendering the opinions contained herein, we have assumed, without independent investigation or verification, (i) the genuineness of all signatures, (ii) the authenticity of any document submitted to us an original,
(iii) the conformity to the originals of all documents submitted to us as certified, photostatic or conformed copies, and the authenticity of the originals of all such documents, (iv) that each natural person executing any such instrument, document, or agreement is legally competent to do so, (v) the accuracy of the facts set forth in the Registration Statement and the representations contained in the Agreement and the Certificate and (vi) the Transaction is closed in the manner contemplated in the Agreement.

         We have referred solely to the existing provisions of the Internal Revenue Code of 1986, as amended (the "Code"), existing, proposed and temporary regulations promulgated thereunder,




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current administrative rulings, procedures and published positions of the
Internal Revenue Service (the "IRS") (collectively, the "Tax Laws"), all of which are subject to change, either prospectively or retroactively, at any time. No assurance can be provided as to the effect of any such change upon our conclusions reached herein. We assume no obligation to supplement the opinions expressed herein if any applicable laws change after the date hereof or if we become aware of any facts that might change the opinions expressed herein after the date hereof and expressly disclaim any such obligation to do so.

         On the basis of and subject to the foregoing, we are of the opinion that:

         1. The Transaction will be treated as a reorganization within the meaning of Section 368(a)(1)(C) of the Code, and

         2. First Land and BancorpSouth will each be a party to the reorganization within the meaning of Section 368(b) of the Code.

         The opinions expressed herein are also subject to the following qualifications, assumptions and limitations:

         a. There can be no assurances that the opinions expressed herein will be accepted by the IRS or, if challenged, by a court. In addition, our opinions are based solely on the documents that we have examined, the additional information that we have obtained and the facts set out in the Certificate that we have assumed, with your consent, to be true and correct. Our opinions represent our reasoned judgment based upon our review of facts and our review of the law and should not be construed or considered as a guarantee. Our opinions cannot be relied upon if any of the facts in such documents or in any such additional information is, or later becomes, inaccurate, or if any of the facts set out in the Certificate is, or later becomes, inaccurate. We have made no independent investigation or verification of the truth or accuracy of such facts.

         b. Our opinions regarding the tax consequences of the Transaction are limited solely to the U.S. federal income tax consequences of the Transaction set forth in this opinion and are being furnished to you for use in connection with the Transaction, and is not to be used, circulated, quoted or otherwise referred to for any other purpose without our express written consent. No opinions are expressed with respect to the tax consequences of the Transaction under applicable foreign, state or local laws or under any federal tax laws other than those pertaining to the income tax.

         c. We hereby consent to the filing of this letter containing this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement, and to the references to Mitchell, Williams, Selig, Gates & Woodyard, P.L.L.C., under the captions "Analysis of First Land's Financial Advisor," "First Land's Reasons For The Transaction; Submission By The Board Of Directors," "Certain Federal Income Tax Consequences" and "Legal Matters" in the Registration Statement and the Prospectus Supplement/Proxy Statement included therein. In giving such consent, we do not thereby admit that we are "experts" within the meaning of the Securities Act of 1933, as amended, or the rules and regulations thereunder.

         d. With your approval, we have conclusively assumed that you know of no reason why the opinions set forth herein may be incorrect.


                                       Yours truly,


                                       /s/ MITCHELL, WILLIAMS, SELIG,
                                       GATES & WOODYARD, PLLC